Exhibit (i)(1)

ROPES & GRAY LLP 191 NORTH WACKER DRIVE 32nd FLOOR CHICAGO, ILLINOIS 60606-4302 WWW.ROPESGRAY.COM

February 26, 2016

Calamos Investment Trust

2020 Calamos Court

Naperville, Illinois 60563

Ladies and Gentlemen:

You have registered under the Securities Act of 1933, as amended, an indefinite number of shares of beneficial interest (“Shares”) of Calamos Investment Trust, a business trust formed under the laws of the Commonwealth of Massachusetts (the “Trust”), as permitted by Rule 24f-2 under the Investment Company Act of 1940, as amended. You propose to file Post-Effective Amendment No. 100 to the Trust’s Registration Statement on Form N-1A (the “Post-Effective Amendment”) to update the disclosure with regard to Calamos Growth Fund, Calamos Opportunistic Value Fund, Calamos Focus Growth Fund, Calamos Discovery Growth Fund, Calamos International Growth Fund, Calamos Evolving World Growth Fund, Calamos Global Equity Fund, Calamos Growth and Income Fund, Calamos Global Growth and Income Fund, Calamos Convertible Fund, Calamos Total Return Bond Fund, Calamos High Income Fund, Calamos Market Neutral Income Fund, Calamos Long/Short Fund, Calamos Dividend Growth Fund, Calamos Mid Cap Growth Fund, Calamos Emerging Market Equity Fund, Calamos Global Convertible Fund and Calamos Hedged Equity Income Fund, all series of the Trust, as described in said Registration Statement (each a “Series”).

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of the Shares. We have examined the Trust’s Agreement and Declaration of Trust, as amended (as on file in the office of the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Boston), its Bylaws and such other documents as we deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the issue and sale of the authorized but unissued Class A, Class B, Class C, Class I and Class R Shares of the Series have been duly authorized under Massachusetts law. Upon the original issue and sale of your authorized but unissued Class A, Class B, Class C, Class I and Class R Shares of the Series and upon receipt of the authorized consideration therefore in an amount not less than the net asset value of the Shares of the Series established and in force at the time of their sale (plus any applicable sales charge), the Class A, Class B, Class C, Class I and Class R Shares of the Series issued will be validly issued, fully paid and non-assessable by the Trust.

We consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP